Exhibit 99.1

TuSimple Receives Delisting Notice from Nasdaq and Announces Appointment of New Auditor

SAN DIEGO, May 11, 2023/PRNewswire/ — TuSimple (Nasdaq: TSP) today announced that on May 5, 2023, TuSimple Holdings Inc. (the “Company”) received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of the Company not having timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2022 (the “Form 10-Q”) and its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) and Nasdaq has determined to deny the Company’s request for continued listing on Nasdaq. The Notice indicated that unless the Company appeals the delisting determination, which it intends to do, trading of the Company’s common stock will be suspended at the opening of business on May 15, 2023.

The Company intends to appeal the Nasdaq’s delisting determination to the Nasdaq Hearings Panel (the “Hearings Panel”) and request an extended stay of the suspension of trading of the Company’s securities until the date of such hearing. Hearings are typically scheduled to occur approximately 30 to 45 days after the date of the hearing request. However, there can be no assurance that the request for a stay or appeal before the Hearings Panel will be successful or that the Form 10-Q and Form 10-K will be filed in a timely manner or at all.

On May 10, 2023, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) approved the appointment of UHY LLP (“UHY”) as the Company’s new independent registered public accounting firm for the fiscal year ended December 31, 2022. During the Company’s two most recent fiscal years (fiscal years ended December 31, 2021 and December 31, 2022) and the subsequent interim period through May 10, 2023, neither the Company nor anyone on its behalf consulted UHY regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

We believe that selecting and engaging a new independent registered public accounting firm is an important step. Now that UHY has been appointed, we expect that work on the Form 10-Q and Form 10-K will commence immediately. The Company is working expeditiously on a detailed plan to present to the Hearings Panel in an effort to regain compliance with the Listing Rule. While the Company can provide no assurance as to timing, the Company plans to file the Form 10-Q and Form 10-K as soon as practicably possible.

About TuSimple

TuSimple is a global autonomous driving technology company headquartered in San Diego, California, with operations in Arizona, Europe, and Asia. Founded in 2015, TuSimple is developing a commercial-ready, fully autonomous (SAE Level 4) driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading AI technology, which makes it possible for trucks to see 1,000 meters away, operate nearly continuously, and reduce fuel consumption by 10%+ relative to manually driven trucks. Visit us at www.tusimple.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s ability to remain listed on Nasdaq. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results to differ materially from those indicated by these forward-looking statements. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to those related to the new independent registered public accounting firm’s ability to complete its reviews and audit on the timeline anticipated, the Company’s ability to complete the Form 10-Q and Form 10-K within the anticipated time period, Nasdaq’s decision regarding whether and when to grant and schedule a hearing before the Hearings Panel, the Company’s ability to regain compliance with Nasdaq listing standards, the Company’s restructuring plan including potential cost-savings, autonomous driving being an emerging technology, the development of the Company’s technologies and products, the Company’s limited operating history in a new market, the regulations governing autonomous vehicles, changes in the Company’s board of directors and senior management, the Company’s dependence on its senior management team, reliance on third-party suppliers, potential product liability or warranty claims, the protection of the Company’s intellectual property, securities class action litigation, strategic alternatives for the Company’s Asia business, and government or regulatory policies, inquiries and actions. Moreover, the Company operates in a competitive and rapidly changing environment, and new risks may emerge from time to time. The foregoing list of factors is not exhaustive.

You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on February 24, 2022, and the Company’s other filings with the SEC. These SEC filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

SOURCE TuSimple Holdings, Inc.

Media Contact

TuSimple PR Team, pr@tusimple.ai

Investor Relations Contact

Ryan Amerman, ryan.amerman@tusimple.ai